At a Joint Special Meeting of Shareholders, held on February 22, 2013, the shareholders of the respective Portfolios voted for the following proposals:
To approve an Agreement and Plan of Reorganization (the Plan) providing for the acquisition of all of the assets of Met/Franklin Income Portfolio
(Franklin Portfolio) by Loomis Sayles Global Markets Portfolio (Loomis Portfolio), a series of Met Investors Series Trust, in exchange for shares of Loomis Portfolio and the assumption by Loomis Portfolio of the liabilities of Franklin Portfolio. The Plan also provides for the distribution of these shares of Loomis Portfolio to shareholders of Franklin Portfolio in liquidation and subsequent termination of Franklin Portfolio.

For		29,088,410.028
Against		9,550,984.059
Abstain		1, 826,730.584
Total		40,466,124.671

To approve an Agreement and Plan of Reorganization (the Plan) providing for the acquisition of all of the assets of Zenith Equity Portfolio (Zenith Portfolio) by MetLife Aggressive Strategy Portfolio (MetLife Aggressive Portfolio), a series of Met Investors Series Trust, in exchange for shares of MetLife Aggressive Portfolio and the assumption by MetLife Aggressive Portfolio of the liabilities of Zenith Portfolio. The Plan also provides for the distribution of these shares of MetLife Aggressive Portfolio to shareholders of Zenith Portfolio in liquidation and subsequent termination of Zenith Portfolio.

For		1,224,502.049
Against		70,518.987
Abstain		93,896.196
Total		1,388,917.232

To approve an Agreement and Plan of Reorganization (the Plan) providing for the acquisition of all of the assets of Met/Franklin Templeton Founding Strategy Portfolio (Founding Strategy) by MetLife Growth Strategy Portfolio (MetLife Growth Strategy), a series of Met Investors Series Trust, in exchange for shares of MetLife Growth Strategy and the assumption by MetLife Growth Strategy of the liabilities of Founding Strategy. The Plan also provides for the distribution of these shares of MetLife Growth Strategy to shareholders of Founding Strategy in liquidation and subsequent termination of Founding Strategy.

For		77,553,479.973
Against		4,764,013.347
Abstain		8,028,886.342
Total		90,346,379.662

To approve an Agreement and Plan of Reorganization (the Plan) providing for the acquisition of all of the assets of Oppenheimer Global Equity Portfolio (MSF Portfolio) by Met/Templeton Growth Portfolio (to be renamed Oppenheimer Global Equity Portfolio) (MIST Portfolio), a series of Met Investors Series
 Trust, in exchange for shares of Mist Portfolio and the assumption by MIST Portfolio of the liabilities of MSF Portfolio. The Plan also provides for the distribution of these shares of MIST Portfolio to shareholders of MSF Portfolio in liquidation and subsequent termination of MSF Portfolio.

For		36,318,296.138
Against		1,735,012.970
Abstain		2,959,373.462
Total		41,012,682.570